UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2018

SEARS HOLDINGS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-51217, 001-36693	20-1920798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois	60179
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (847) 286-2500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 18, 2018, Sears Holdings Corporation’s (the “Company’s”) subsidiaries Sears, Roebuck and Co. (“Sears”) and Sears Brands Business Unit Corporation (as successor in interest to Sears Intellectual Property Management Company) and Citibank, N.A. (as successor in interest to Citibank (South Dakota), N.A., which was successor in interest to Citibank (USA. N.A.) (“Citibank”) entered into an amendment (the “Amendment”) to the Amended and Restated Program Agreement, dated as of July 15, 2003, amended and restated as of November 3, 2003, by and between Sears, Sears Intellectual Property Management Company and Citibank USA, N.A. (as amended from time to time, the “Program Agreement”), pursuant to which Citibank offers Sears proprietary and co-branded credit cards and administers the associated Sears credit card program (the “Program”).

Program Extension

The Amendment provides for a five year extension of the Program through November 2, 2025, with Sears having the right to elect to extend the Program for an additional two year term through November 2, 2027, subject to the satisfaction of certain financial performance conditions relating to spending under new credit card accounts opened under the Program.

Payment on Entry into Amendment; Letter of Credit

The Amendment provides for Citibank to pay Sears $425 million no later than the first business day following the parties’ entry into the Amendment, and for the simultaneous establishment by Sears of a reserve for the benefit of Citibank in the amount of $25 million, which reserve will be funded by Sears with an irrevocable standby letter of credit from a third party financial institution (subject to Citibank initially funding the reserve by withholding $25 million of the above-referenced $425 million payment).

Removal of Certain Credit Card Accounts from the Program

The Amendment removes Sears credit cards, other than Sears proprietary cards, not enrolled in a rewards program or enrolled in the “Thank You” rewards program (the “TY/NR Portfolio”) from the Program. Under a separate marketing agreement entered in conjunction with the Amendment, Sears will continue to receive payments from Citibank in respect of the TY/NR Portfolio, which payments will be determined substantially consistent with how such payments were determined under the Program prior to the Amendment through December 31, 2020 and will thereafter be based on total sales for the TY/NR Portfolio. Credit cards in the TY/NR Portfolio will continue to be accepted in Sears’ sales channels.

Sharing of Program Economics with Sears

The Amendment provides for Sears to continue to receive payments from Citibank in respect of the remaining card portfolio under the Program, which payments will be determined substantially consistent with how such payments were determined under the Program prior to the Amendment through December 31, 2020 and will thereafter be based on new account spend and total sales for the credit card portfolio.

Sears’ Right to Purchase Program Assets

The Amendment removes Sears’ right to purchase, or arrange for a third party to purchase, Program-related assets in certain circumstances, including upon termination or expiry of the Program, except that Sears will have such right if it elects to extend the Program through November 2, 2027, subject to the satisfaction of the performance conditions discussed above, and the Program continues through such date, or in certain circumstances if Sears terminates the Program Agreement because of an uncured material breach of Citibank’s obligations thereunder. Sears will have no right to purchase the TY/NR Portfolio being removed from the Program.

The foregoing is a brief description of the terms and conditions of the Amendment material to the Company and does not purport to be complete. The Company expects to file a copy of the Amendment with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending August 4, 2018.

Item 8.01	Other Events

On May 18, 2018, Sears received from Citibank a payment in the amount of $400 million, representing the $425 million payment net of Citibank’s retention of a $25 million reserve, in each case as contemplated by the Amendment as described under Item 1.01 above.

On May 21, 2018 the Company and Citigroup Inc. issued a press release announcing the extension of the Program. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 —	Press release of Sears Holdings Corporation and Citigroup Inc., dated May 21, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARS HOLDINGS CORPORATION

By:	/s/ Robert A. Riecker
Robert A. Riecker
Chief Financial Officer

Date: May 21, 2018